Exhibit 99.1

PRESS RELEASE
7/19/24
Carlisle Companies Announces Finance Leadership Changes
SCOTTSDALE, ARIZONA, July 19, 2024 - Carlisle Companies Incorporated (NYSE:CSL) today announced the following leadership changes, effective August 1, 2024, to continue to strengthen and enhance the global finance organization, leveraging and building on a team with deep experience and a track record of success:
•John Calogero assuming the role of Senior Vice President – Special Projects for Carlisle Construction Materials (“CCM”)
•Stephen Aldrich elevated to CFO for CCM
•Andrew Easton named Vice President and Chief Accounting Officer
•Cory Walter promoted to Vice President of Internal Audit
As part of the changes, John will build on his 27 years of Carlisle experience to continue his career progression within CCM. In his new role, John will leverage his mentoring and coaching skills across CCM and will drive execution on critical projects and initiatives.
Steve joined Carlisle in 2012 and has held numerous financial leadership roles, including Director of Financial Reporting, Vice President of Finance for Carlisle Fluid Technologies, Vice President of Internal Audit, Vice President of FP&A, and most recently, Vice President and Chief Accounting Officer. Prior to joining Carlisle, Steve was an audit manager with Deloitte. Steve holds a Master of Science in Accountancy from Wake Forest University, an A.B. in History from Davidson College, and is a Certified Public Accountant.
Andy joined Carlisle in 2018 as Director of Internal Audit and was promoted to Vice President of Internal Audit in 2022. Andy has been instrumental in transforming Internal Audit into a business partner focused on risk mitigation, identifying opportunities for value creation, and developing operational finance talent for Carlisle. Prior to joining Carlisle, Andy was Audit Senior Manager of Data Analytics at Brighthouse Financial. Andy began his career at Deloitte and spent nine years in its Assurance and Advisory practices. Andy graduated from Miami University with a B.S. in Accounting and Decision Sciences and is a Certified Public Accountant and Certified Internal Auditor.
Cory joined Carlisle in 2017 as Manager of Financial Reporting. Cory was promoted to Director of Financial Reporting and Technical Accounting in 2021, and has been responsible for SEC reporting, technical accounting, and internal controls compliance. Prior to Carlisle, Cory was an audit manager with KPMG. Cory graduated from the University of Iowa with a B.S. in Accounting and a B.S. in Finance. Cory is a Certified Public Accountant.
Kevin Zdimal, Vice President & Chief Financial Officer, said, “I am very pleased to announce these management changes within our finance organization. Carlisle continues to be committed to developing the highest level of finance talent, and it is exciting to see these dedicated Carlisle employees earn opportunities to grow within the Company.”
About Carlisle Companies Incorporated
Carlisle Companies Incorporated is a leading supplier of innovative building envelope products and solutions for more energy efficient buildings. Through its building products businesses – Carlisle Construction Materials (“CCM”) and Carlisle Weatherproofing Technologies (“CWT”) – and family of leading brands, Carlisle delivers innovative, labor-reducing and environmentally responsible products and solutions to customers through the Carlisle Experience. Carlisle is committed to generating superior shareholder returns and maintaining a balanced capital deployment approach, including investments in our businesses, strategic acquisitions, share repurchases and continued dividend increases. Leveraging

Exhibit 99.1
its culture of continuous improvement as embodied in the Carlisle Operating System (“COS”), Carlisle has committed to achieving net-zero greenhouse gas emissions by 2050.

Contact:     Christian Nolte
        Vice President, Communications
        Carlisle Companies Incorporated
        (813) 753-6520
        cnolte@carlisle.com